EXHIBIT 21.1
SUBSIDIARIES OF QLOGIC CORPORATION
QLGC Limited (d/b/a QLogic Ireland) (Ireland)
QLogic Germany GmbH (Germany)
QLogic Hong Kong Limited (Hong Kong)
QLogic (India) Private Limited (India)
QLogic International Holdings, Inc. (Delaware)
QLogic International Ltd. (Bermuda)
QLogic Luxembourg S.a.r.l. (Luxembourg)
QLogic México, S. de R.L. de C.V. (Mexico)
QLogic Roseville, Inc. (California)
QLogic Storage Network Infrastructure (Beijing) Co., Ltd. (China)
QLogic Switch Products, Inc. (Minnesota)
QLogic System Interconnect Group, Inc. (Delaware)
QLogic (UK) Limited (United Kingdom)
SilverStorm Technologies, Inc. (Delaware)